Exhibit 10.13

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is entered into as of June 12, 2009, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 535 Fifth Avenue, 27th Floor, New York, New York 10017 (“Bank”) and REVAL HOLDINGS, INC., a Delaware corporation, with offices at 100 Broadway, 22nd Floor, New York, New York 10005 (“Debtor”).

RECITALS

Debtor has executed and delivered that certain Unconditional Guaranty to Bank dated as of June 12, 2009 of the obligations and liabilities of REVAL.COM, INC., a Delaware corporation (“Borrower”), to Bank (as may be amended from time to time, the “Guaranty”). Bank has agreed to lend money to Borrower, but only upon the condition that Debtor execute and deliver this Security Agreement to secure the payment and performance of the obligations under the Guaranty (the “Obligations”) in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the same meaning as in that certain Loan and Security Agreement by and between Borrower and Bank dated as of even date herewith (as amended and in effect, the “Loan Agreement”).

AGREEMENT

The parties agree as follows:

1	CREATION OF SECURITY INTEREST

1.1 Grant of Security Interest. Debtor hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Debtor’s duties under the Guaranty, a continuing security interest in, and pledges and assigns to the Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Debtor warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

Bank’s lien and security interest in the Collateral shall continue until the Guaranty is terminated in writing by Bank. If Debtor shall at any time, acquire a commercial tort claim with a reasonably anticipated value in excess of Fifty Thousand Dollars ($50,000.00), Debtor shall promptly notify Bank in a writing signed by Debtor of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

1.2 Authorization to File Financing Statements. Debtor hereby authorizes Bank to file financing statements, without notice to Debtor, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either the Debtor or any other Person, shall be deemed to violate the rights of the Bank under the Code.

2	REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants as follows:

2.1 Due Organization and Authorization. Debtor and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Debtor delivered to the Bank a certificate signed by the Debtor and entitled Perfection Certificate (the “Perfection Certificate”). The Debtor represents and warrants to the Bank that: (a) the Debtor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Debtor is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Debtor’s organizational identification number or accurately states that the Debtor has none; and (d) the Perfection Certificate accurately sets forth the Debtor’s place of business, or, if more than one, its chief executive office as well as the Debtor’s mailing address if different; and (e) all other information set forth on the Perfection

Certificate pertaining to the Debtor is accurate and complete. If the Debtor does not now have an organizational identification number, but later obtains one, Debtor shall forthwith notify the Bank of such organizational identification number.

The execution, delivery and performance of the Guaranty have been duly authorized, and do not conflict with Debtor’s organizational documents, nor constitute an event of default under any material agreement by which Debtor is bound. Debtor is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

2.2 Collateral. Debtor has good title to the Collateral, free of Liens except Permitted Liens. Debtor has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to the Bank in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Bank in writing by Debtor, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Debtor, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Debtor will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects.

Except as noted on the Perfection Certificate, Debtor is not a party to, nor is bound by, any material license or other agreement with respect to which Debtor is the licensee (a) that prohibits or otherwise restricts Debtor from granting a security interest in Debtor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of which could interfere with the Bank’s right to sell any Collateral. Debtor shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Debtor shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents (as defined in the Loan Agreement).

2.3 Litigation. Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Debtor’s Responsible Officers, threatened by or against Debtor or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

2.4 No Material Deterioration in Financial Statements. All consolidated financial statements for Debtor and any Subsidiary delivered to Bank fairly present in all material respects Debtor’s consolidated financial condition and Debtor’s consolidated results of operations as of and for the periods set forth therein. There has not been any material deterioration in Debtor’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

2.5 Solvency. The fair salable value of Debtor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Debtor is not left with unreasonably small capital after the transactions in this Agreement; and Debtor is able to pay its debts (including trade debts) as they mature.

2.6 Regulatory Compliance. Debtor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Debtor is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Debtor has complied in all material respects with the Federal Fair Labor Standards Act. Debtor has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Debtor’s or any Subsidiary’s properties or assets has been used by Debtor or any Subsidiary or, to the best of Debtor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Debtor and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under

GAAP. Debtor and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

2.7 Subsidiaries. Debtor does not own any stock, partnership interest or other equity securities except for Permitted Investments.

2.8 Full Disclosure. No written representation, warranty or other statement of Debtor in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Debtor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

3	AFFIRMATIVE COVENANTS

Debtor shall do all of the following:

3.1 Government Compliance. Debtor shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Debtor’s business or operations. Debtor shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Debtor’s business or operations or would reasonably be expected to cause a Material Adverse Change.

3.2 Inventory; Returns. Debtor shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Debtor and its account debtors shall follow Debtor’s customary practices as they exist at the Closing Date.

3.3 Taxes. Debtor shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Debtor is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

3.4 Insurance. Debtor shall keep its business and the Collateral insured for risks and in amounts, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank (it being acknowledged by Bank that as of the Closing Date, the insurance policies maintained by Debtor are satisfactory to Bank). All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show the Bank as an additional insured and all policies shall provide that the insurer must give Bank at least thirty (30) days notice before canceling its policy. At Bank’s request, Debtor shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Debtor fails to obtain insurance as required under Section 3.4 or to pay any amount or furnish any required proof of payment to third persons and the Bank, Bank may make all or part of such payment or obtain such insurance policies required in Section 3.4, and take any action under the policies Bank deems prudent.

3.5 Accounts.

(a) In order to permit the Bank to monitor the Debtor’s financial performance and condition, Debtor, and all Debtor’s Subsidiaries, shall maintain Debtor’s, and such Subsidiaries, depository and operating accounts with Bank; provided, however, Debtor may maintain an account with Wells Fargo so long as the aggregate amount of funds in such account does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) at any time. In addition, Debtor and all Debtor’s Subsidiaries shall maintain Debtor’s and such Subsidiaries’ securities accounts with Bank or Bank’s Affiliates, provided that Bank or Bank’s Affiliate is offering terms competitive (equal or better rates and terms) with similar investment vehicles for Debtor’s Permitted Investments.

(b) Debtor shall identify to Bank, in writing, any bank or securities account opened by Debtor with any institution other than Bank. In addition, for each such account that the Debtor at any time opens or maintains, Debtor shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Debtor’s employees.

3.6 Protection of Intellectual Property Rights. Debtor shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of infringements of its intellectual property; and (c) not allow any intellectual property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

3.7 Further Assurances. Debtor shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

4	NEGATIVE COVENANTS

Debtor shall not do any of the following without the Bank’s prior written consent:

4.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including its intellectual property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments. The Debtor shall not enter into an agreement with any Person other than the Bank which restricts the subsequent granting of a security interest in its intellectual property.

4.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Debtor or reasonably related thereto, or have a material change in its ownership (other than by the sale of Debtor’s equity securities in a public offering or to venture capital investors so long as Debtor identifies to Bank the venture capital investors prior to the closing of the investment), or management. Debtor shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000.00) in Debtor’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

4.3 Mergers or Acquisitions. Without Bank’s prior written consent, which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Debtor. Notwithstanding this Section 7.3, Bank hereby consents to the acquisition by Borrower of FXpress Corporation, provided that such consent is expressly conditioned upon (a) the majority of funds for such acquisition being provided through equity financing, (b) there being no Event of Default at the time of the acquisition, and no Event of Default would or does arise after giving effect to such acquisition, (c) Borrower is the surviving legal entity after such acquisition, and (d) if requested by Bank, FXpress Corporation shall be included as a co-borrower hereunder or a secured guarantor of Borrower’s obligations and, in connection therewith, Borrower shall deliver all documentation required by Bank.

4.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

4.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

4.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that Debtor may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to such repurchase, provided that such repurchases not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year.

4.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor, except for transactions that are in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a non-affiliated Person.

4.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

4.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Debtor’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

5	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

5.1 Payment Default. Debtor fails to pay any of the Obligations by their due date;

5.2 Covenant Default. (i) Debtor fails or neglects to perform any obligation in Section 3 or violates any covenant in Section 4; or (ii) Debtor fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, the Guaranty, or in any present or future agreement between Debtor and Bank and as to any default under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Debtor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Debtor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

5.3 Material Adverse Change. A Material Adverse Change occurs;

5.4 Attachment. (i) Any material portion of Debtor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Debtor seeking to attach, by trustee or similar process, any funds of the Debtor on deposit with the Bank, or any entity under control of Bank (including a subsidiary); (iii) Debtor is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim in excess of Fifty Thousand Dollars ($50,000.00) becomes a Lien on any of Debtor’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Debtor’s assets by any government agency and not paid within ten (10) days after Debtor receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Debtor (but no Credit Extensions shall be made during the cure period);

5.5 Insolvency. (i) Debtor is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Debtor begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Debtor and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

5.6 Other Agreements. If there is a default in any agreement to which Debtor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000.00) or that could result in a Material Adverse Change;

5.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) shall be rendered against Debtor and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

5.8 Misrepresentations. If Debtor or any Person acting for Debtor makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

5.9 Subordinated Debt. A default or breach occurs under any agreement between Debtor and any creditor of Debtor that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement;

5.10 Guaranty. (i) The Guaranty terminates or ceases for any reason to be in full force; or (ii) Debtor does not perform any obligation or covenant under the Guaranty; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in the Guaranty or in any certificate delivered to Bank in connection with the Guaranty; or

5.11 Loan Agreement. An Event of Default under the Loan Agreement.

6	BANK’S RIGHTS AND REMEDIES

6.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Debtor money of Bank’s security interest in such funds and verify the amount of such account;

(b) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Debtor shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Debtor grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(c) Apply to the Obligations any (i) balances and deposits of Debtor it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Debtor;

(d) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Effective only when an Event of Default occurs and continues, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Debtor’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, solely in connection with the exercise of its rights under this Section 6 and in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 6, Debtor’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(e) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(f) Exercise all rights and remedies and dispose of the Collateral according to the Code.

6.2 Power of Attorney. Effective only when an Event of Default occurs and continues, Debtor hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Debtor’s name on any checks or other forms of payment or security; (ii) sign Debtor’s name on any invoice or bill of lading for any Account or drafts against account debtors; (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (iv) make, settle, and adjust all claims under Debtor’s insurance policies; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Debtor hereby appoints Bank as its lawful attorney-in-fact to sign Debtor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Debtor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

6.3 Accounts Notification/Collection. In the event that an Event of Default occurs and is continuing, Bank may notify any Person owing Debtor money of Bank’s security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Debtor shall be held in trust by Debtor for Bank, and, if requested by Bank, Debtor shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.

6.4 Bank Expenses. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

6.5 Bank’s Liability for Collateral. So long as the Bank complies with reasonable banking practices regarding the safekeeping of collateral, the Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Debtor bears all risk of loss, damage or destruction of the Collateral.

6.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Guaranty, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

6.7 Demand Waiver. Debtor waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Debtor is liable.

7	NOTICES

All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses listed below. Either Bank or Debtor may change its notice address by giving the other party written notice.

If to Debtor:	Reval Holdings, Inc.
100 Broadway, 22nd Floor
New York, New York 10005
Attn: Dino Ewing
Fax: 212-898-1114
Email: dino.ewing@reval.com

If to Bank:	Silicon Valley Bank
535 Fifth Avenue, 27th Floor
New York, New York 10017
Attn: Mr. Michael Moretti
Fax: (212) 688-5994
Email: MMoretti@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456

8	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Guaranty without regard to principles of conflicts of law. Debtor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that if for any reason Bank cannot avail itself of such courts in the State of New York, Debtor accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE DEBTOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE DEBTOR OR ITS PROPERTY.

DEBTOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE GUARANTY OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

9	TERMINATION

Immediately following the earlier to occur of (a) the complete payment, performance or other satisfaction of all the Obligations and the termination of the Loan Agreement, or (b) the written termination of this Agreement, Bank shall promptly deliver to Debtor the Collateral pledged by Debtor that is being held by Bank subject to this Agreement and all instruments of assignment and stock power executed in connection therewith, free and clear of the Lien hereof, and, except as otherwise provided herein, all of Debtor’s obligations hereunder shall at such time terminate.

10	GENERAL PROVISIONS

10.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Debtor may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Debtor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Guaranty or any related agreement.

10.2 Indemnification. Debtor hereby indemnifies, defends and holds the Bank and its directors, officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Guaranty; and (b) all losses or Bank Expenses reasonably incurred, or paid by Bank from transactions between Bank and Debtor (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

10.3 Right of Set-Off. Debtor hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Debtor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE DEBTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

10.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Debtor. This Agreement and the Guaranty represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Guaranty merge into this Agreement and the Guaranty.

10.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

10.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Debtor in Section 9.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

10.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Debtor; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

11	DEFINITIONS

11.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Debtor in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Debtor and Debtor’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, defending and enforcing the Guaranty and this Agreement (including appeals or Insolvency Proceedings).

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in New York, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of the Debtor granted by the Debtor to Bank or arising under the Code, now, or in the future, in which the Debtor obtains an interest, or the power to transfer rights, in the property described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Debtor’s Books” are all Debtor’s books and records including ledgers, records regarding Debtor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing the information.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Debtor has any interest.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is present and future inventory in which Debtor has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Debtor, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Debtor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Debtor owes Bank now or later, including the Guaranty, letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Debtor assigned to Bank.

“Perfection Certificate” is defined in Section 2.1 of this Agreement.

“Permitted Indebtedness” is:

(a) Debtor’s indebtedness to Bank under this Agreement or the Guaranty;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens;

(f) Other unsecured Indebtedness in an aggregate outstanding amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and

(g) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Debtor or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Bank.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or the Guaranty;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Debtor maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property and non-exclusive licenses of intellectual property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(d) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (f), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Subordinated Debt” is debt incurred by Debtor subordinated to Debtor’s debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Debtor and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DEBTOR:

REVAL HOLDINGS, INC.

By:	/s/ Dino Ewing

Name:	Dino Ewing

Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Michael Moretti

Name:	Michael Moretti

Title:	SVP

EXHIBIT A

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment , Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Debtor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Debtor connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.